Exhibit 99.1

TECHNIP ENERGIES N.V.
INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Technip Energies N.V. Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the long-term success of, and enhance the long-term value creation by Technip Energies N.V., having its registered seat in Amsterdam, the Netherlands, registered with the Dutch Chamber of Commerce under registration number 860515357 (the “Company”), by linking the individual interests of Directors, Employees, and Consultants to those of the Company's stakeholders, including its shareholders and by providing such individuals with an incentive for outstanding performance to generate long-term value for the Company and its stakeholders, including its shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Directors, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1          “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2          “Applicable Accounting Standards” shall mean International Financial Reporting Standards, or such other accounting principles or standards as may apply to the Company’s financial statements under Applicable Law or Securities Exchange requirements from time to time.

2.3          “Applicable Law” shall mean any applicable law, including without limitation provisions of: (a) the listing rules of Euronext Paris or any other Securities Exchange on which the Shares are listed; (b) the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht), the Market Abuse Regulation (Regulation (EU) 596/2014, as amended), including provisions on insider trading, and the Prospectus Regulation (Regulation (EU) 2017/1129, as amended), the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended from time to time and any rules or regulations thereunder; and (c) the corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether European, federal, state, local or foreign, applicable in the Netherlands, France, United States or any other relevant jurisdiction.

2.4          “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

2.5          “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.6          “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7          “Board” shall mean the Board of Directors of the Company (including executive and non-executive directors).

2.8          “Change in Control” shall mean:

(a)          A change in the ownership of the Company which occurs on the date that any one Person, or more than one Person acting as a group, acquires ownership of shares in the capital of the Company that, together with the shares in the capital of the Company held by such Person or group, constitutes more than 50% of the total voting power of the shares in the capital of the Company; provided, however, that for purposes of this subsection, (i) the acquisition of additional shares in the capital of the Company by any one Person or group, who is considered to own more than 50% of the total voting power of the shares in the capital of the Company, will not be considered a Change in Control, and (ii) if the holders of shares in the capital of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares in the capital of the Company immediately prior to the change in ownership, the direct or indirect beneficial ownership of 50% or more of the total voting power of the shares in the capital of the Company or the total voting power of shares in the capital of the ultimate Parent of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)          A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)          A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the holders of the shares in the capital of the Company immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a holder of shares in the capital of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s shares in the capital, (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding shares in the capital of the Company, or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares in the capital of the Company, or similar capital reorganization or business combination transaction with the Company.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the state of the Company’s incorporation, (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction, or (z) its sole purpose is to effect a private financing of the Company through a change in the ownership of the shares in the capital of the Company that is approved by the Board.

2.9          “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board described in Article 11 hereof.

2.10          “Company” shall have the meaning set forth in Article 1.

2.11          “Consultant” shall mean any consultant or adviser engaged to provide services to the Group (including any individual who has accepted an offer of service or consultancy from any member of the Group).

2.12          “Director” shall mean a member of the Board, as constituted from time to time.

2.13          “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.14          “Effective Date” shall mean February 15, 2021, the date that the Plan was approved by the sole shareholder of the Company.

2.15          “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Director and is explicitly determined eligible under this Plan by the Administrator.

2.16          “Employee” shall mean any non-employed officer (if treated like an employee for social security purposes) or employee of the Group (or any prospective employee who has accepted an offer of employment from any member of the Group), as determined under Applicable Law.

2.17          “Employer” means the Company or any Group Company which employs an Employee.

2.18          “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of the Shares (or other securities of the Company) and causes a change in the per-share value of the Shares underlying outstanding Awards.

2.19          “Executive Director” shall mean a Director who is appointed as an executive-director of the Company.

2.20          “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)          If the Shares are (i) listed on any Securities Exchange, their Fair Market Value shall be the closing sales price for a Share as quoted on such date or, if there is no closing sales price on the date in question, then the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in such source as the Administrator deems reliable.  If the Shares are listed or traded on more than one Securities Exchange, then the Committee shall select the exchange on which the Fair Market Value will be determined in its discretion;

(b)          If the Shares are not listed on a Securities Exchange, but the Shares are regularly quoted by a recognized securities dealer, their Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in such source as the Administrator deems reliable; or

(c)          If the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, their Fair Market Value shall be established by the Administrator in good faith.

2.21          “Group” shall mean the Company and each Group Company.

2.22          “Group Company” shall mean each entity that is part of the Company’s group in the meaning of section 2:24b Dutch Civil Code.

2.23          “Holder” shall mean a person who has been granted an Award.

2.24          “Non-Executive Director” shall mean a Director who is appointed as a non-executive director of the Company.

2.25          “Remuneration Policy” shall mean the policy or policies regarding the remuneration of Directors, as adopted by the Company's general meeting of shareholders from time to time.

2.26          “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5.

2.27          “Option Term” shall have the meaning set forth in Section 5.3.

2.28          “Organizational Documents” shall mean, collectively, (a) the Company’s articles of association, and similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the governance of the Committee.

2.29          “Other Stock or Cash Based Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, stock payments and performance awards.

(a)          “Performance Criteria” shall mean the criteria (and any adjustments thereto) that the Administrator in its sole discretion selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period.

2.30          “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Group Company, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.31          “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, vesting of, and/or the payment in respect of, an Award.

2.32          “Permitted Transferee” shall mean, with respect to a Holder, individual, trust, company or entity specifically approved by the Administrator to be a transferee of any Award under the Plan after taking into account Applicable Law.

2.33          “Person” shall mean a natural person, company, partnership, government or political subdivision, agency or instrumentality of a government.

2.34          “Plan” shall have the meaning set forth in Article 1.

2.35          “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.36          “Restricted Stock” shall mean Shares awarded under Article 7 that are subject to certain restrictions and may be subject to risk of surrender or repurchase.

2.37          “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.

2.38          “SAR Term” shall have the meaning set forth in Section 5.3.

2.39          “Securities Exchange” shall mean a regulated (i) securities exchange such as the Euronext Paris, New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market and the NASDAQ Global Select Market, (ii) any national market system or (iii) automated quotation system.

2.40          “Share” shall mean an ordinary share in the capital of the Company having a nominal value of EUR 0.01 or any other nominal value such share may have in the future, as specified in the Company’s articles of association from time to time.

2.41          “Share Purchase Offering” shall mean a broad based Share purchase offering made to Employees generally, in which Employees are allowed to purchase Shares at a purchase price not less than 85% of the market value of the Shares, as determined by the Administrator.

2.42          “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount (in cash or Shares, at the discretion of the Administrator) determined by multiplying the difference obtained by subtracting the exercise price per share of such Award from the Fair Market Value on the date of exercise of such Award by the number of Shares with respect to which such Award shall have been exercised, subject to any caps or limitations the Administrator may impose.

2.43          “Termination of Service” shall mean:

(a)          As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or any Group Company is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously becomes or remains an Employee or Director.

(b)          As to a Director, the time when a Holder who is a Director ceases to be a Director for any reason, including, without limitation, a termination by dismissal, resignation, failure to be (re-)elected, death, disability or retirement, but excluding terminations where the Holder simultaneously becomes or remains an Employee or Consultant.

(c)          As to an Employee, the time when a Holder’s employment with the Company and all Group Companies ceases for any reason, including, without limitation, a termination by resignation, discharge/dismissal, death, disability or retirement, unless otherwise required by Applicable Law but excluding situations where the Holder simultaneously becomes or remains a Director or Consultant.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy/services relations with the Group shall be deemed to be terminated in the event that a Group Company employing or contracting with such Holder ceases to qualify as a Group Company following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN AND VESTING LIMITS

3.1          Types of Shares.

Any Shares distributed pursuant to an Award may consist, in whole or in part, of newly issued Shares, treasury Shares or Shares purchased on the open market.  The Company shall at all times ensure that the Board is authorized to resolve to issue sufficient Shares, or shall procure that sufficient Shares are available for transfer to satisfy all Awards made under any employee equity-based incentive plan operated by the Company.

ARTICLE 4.

GRANTING OF AWARDS

4.1          Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Director’s right to Awards granted in accordance with the Company's Organizational Documents, no Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating any Eligible Individual or other person to participate in the Plan.

4.2          Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program).

4.3          No Right to Continued Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as an Employee, Director or Consultant for, the Group, or shall interfere with or restrict in any way the rights of the Company and any Group Company, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Group Company. The (potential) value of any past, current or future Awards shall not be taken into account when calculating any statutory or contractual severance entitlements/benefits of an Employee, Director or Consultant.

4.4          Local Law Plans. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in all countries in which the Company and the Group Companies operate or have Employees, Directors or Consultants, or in order to comply with the requirements of any securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Group Companies shall be covered by the Plan; (b) determine which Eligible Individuals are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals to comply with Applicable Law (including, without limitation, applicable laws or listing requirements of any local securities exchange); (d) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any securities exchange.

ARTICLE 5.

GRANTING OF OPTIONS AND STOCK APPRECIATION RIGHTS

5.1          Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.  A Share Purchase Offering will not be considered an Option for any purposes of the Plan.

5.2          Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted.

5.3          Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual . Except as limited by the first sentence of this Section 5.3 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.4          Option and SAR Vesting.  The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire on the date of such Termination of Service.

5.5          Substitution of Stock Appreciation Rights; Early Exercise of Options.  The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option.  The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested shares of Restricted Stock with respect to any unvested portion of the Option so exercised.  Shares of Restricted Stock acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

ARTICLE 6.

EXERCISE OF OPTIONS AND STOCK APPRECIATION RIGHTS

6.1          Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on their Fair Market Value as of the date the Stock Appreciation Right is exercised) including by way of set-off of a right to receive Shares, or a combination of both, as determined by the Administrator.

6.2          Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)          A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option or Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b)          Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c)          In the event that the Option or Stock Appreciation Right shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)          Full payment of the applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, and, in the case of an Option, full payment of the exercise price, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3          Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company at least four months before the Automatic Exercise Date, or as otherwise required under the Company’s market abuse or insider trading policy, each vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date. Unless otherwise provided by the Administrator in its sole discretion in an Award Agreement or otherwise, payment of the exercise price of any such Option exercised on the Automatic Exercise Date shall be made pursuant to Section 10.1(b) and the Company or any Group Company shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. Unless otherwise determined by the Administrator, this Section 6.3 shall not apply to an Option or Stock Appreciation Right if the Holder of such Option or Stock Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.3 and such Option or Stock Appreciation Right will expire automatically at the end of the Option Term or SAR Term.

ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1          Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance or transfer of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock.

7.2          Rights as Stockholders. Subject to Section 7.4, upon issuance or transfer of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock is granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

7.3          Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement.

7.4          Repurchase or Surrendering of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to a person nominated by the Company without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the person nominated by the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide that upon certain events, including, without limitation, a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall not lapse, such Restricted Stock shall vest and cease to be subject to surrendering and, if applicable, the Company shall cease to have a right of repurchase.

ARTICLE 8.

AWARD OF RESTRICTED STOCK UNITS

8.1          Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2          Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

8.3          Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award.

8.4          Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to members of the Group, one or more Performance Criteria and Performance Goals, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.5          Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement). On the maturity date, the Company shall, in accordance with the applicable Award Agreement, transfer or issue to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Shares as determined by the Administrator.

8.6          Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a Director, as applicable; provided, however, that the Administrator, in its sole discretion, may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 9.

AWARD OF OTHER STOCK OR CASH BASED AWARDS AND DIVIDEND EQUIVALENTS

9.1          Other Stock or Cash Based Awards.  The Administrator is authorized to grant Other Stock or Cash Based Awards, including Share Purchase Offerings and awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, Performance Goals, including the Performance Criteria, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred  compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2          Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Shares, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

ARTICLE 10.

ADDITIONAL TERMS OF AWARDS

10.1          Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable but unissued pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2          Tax Withholding. The members of the Group shall have the authority and the right to deduct or withhold, or require a Holder to remit, an amount sufficient to satisfy any federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld or otherwise arising with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to have the Company withhold Shares otherwise issuable but unissued under an Award. The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income (or such other amount as would not result in adverse financial accounting consequences for the Company or any Group Company). The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of Applicable Law, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.  In addition to or in lieu of the foregoing, the Holder may permit a Group Company to retain an amount equal to any such tax liability from the Holder’s net salary or variable compensation in the month the Award is subject to taxation.

10.3          Transferability of Awards.

(a)          Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i)          No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until such Award has been exercised or the Shares underlying such Award have been transferred or issued, and all restrictions applicable to such Shares have lapsed;

(ii)          No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii)          During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan.  After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b)          Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Holder); and (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.

(c)          Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4          Conditions to Issuance of Shares.

(a)          The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or prospectus to the extent required under Applicable Law (or are otherwise exempt from such registration or prospectus requirements). In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)          All Shares issued pursuant to Awards are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law.

(c)          The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation (notwithstanding the Holder's own responsibility in this respect), as may be imposed in the sole discretion of the Administrator.

(d)          No fractional Shares shall be issued and the Administrator, in its                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

10.5          Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the terms of Applicable Law, regulation and governance codes that regulate or govern executive remuneration and compensation from time to time and the provisions of the Remuneration Policy and any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, to the extent set forth in the Remuneration Policy, such claw-back policy and/or in the applicable Award Agreement.

10.6          Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the Company's general meeting if so required by Applicable Law, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares. Furthermore, for purposes of this Section 10.6, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price per Share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per Share that is less than the exercise price per Share of the original Options or Stock Appreciation Rights without the approval of the Company's general meeting if so required by Applicable Law.

10.7          Amendment of Awards.  Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, and changing the date of exercise or settlement.  The Holder’s consent to such action shall be required if such action would materially and adversely affect any rights or obligations under the Award, unless the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2).

10.8          Data Privacy.  All personal data necessary in order to perform, implement, manage and administer a Holder’s participation in the Plan will be processed as provided in the applicable Award Agreement and otherwise in accordance with the Company’s GDPR compliant data privacy policy which can be accessed on the Company’s website.

ARTICLE 11.

ADMINISTRATION

11.1          Administrator. The Committee shall administer the Plan (except as otherwise permitted herein).  Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents.  Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board.  Notwithstanding the foregoing, (a) the Board shall conduct the general administration of the Plan with respect to Awards granted to Directors and, with respect to such Awards, the terms “Administrator” as used in the Plan shall be deemed to refer to the Board, provided that (i) Executive Directors shall not participate in the decision making process of the Board exercising its powers in its role as Administrator, (ii) the role of the Board acting as Administrator with respect to Awards granted or to be granted to Non-Executive Directors, notwithstanding any references elsewhere in the Plan to the Administrator exercising its powers in its full discretion, shall be limited to implementing the resolutions adopted by the Company's general meeting of shareholders upon a proposal of the Board with due observance of the Remuneration Policy setting the remuneration of the Non-Executive Directors, and (iii) the power of the Board acting as Administrator with respect to Awards granted or to be granted to Executive Directors, notwithstanding any references elsewhere in the Plan to the Administrator exercising its power in its full discretion, shall be exercised with due observance of the Remuneration Policy. The Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2          Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 (including Section 12.2 as incorporated therein). In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded that require actions or determinations to be made in the sole discretion of the Committee.

11.3          Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents, the Plan or as required by Applicable Law, a majority of the members of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Group Company, the Company’s independent auditor, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4          Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a)          Designate Eligible Individuals to receive Awards;

(b)          Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c)          Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)          Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria and Performance Goals, any reload provision, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)          Determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)          Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)          Decide all other matters that must be determined in connection with an Award;

(h)          Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)          Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)          Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)          Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.

11.5          Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all Persons.

11.6          Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that the authority to grant or amend Awards to Directors shall only be delegated to Non-Executive Directors or a committee comprising solely Non-Executive Directors, provided further that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1          Amendment, Suspension or Termination of the Plan. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.7 (including Section 12.2 as incorporated therein), no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

12.2          Changes in Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)          In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan; (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards (including the identity of the issuer of such Shares (or other securities or property)); (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable Performance Criteria and Performance Goals with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b)          In the event of any Change in Control, any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Group Company, or the financial statements of the Company or any Group Company, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i)          To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights per the date of the occurrence of the transaction or event described in this Section 12.2 (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii)          To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii)          To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price provided the price is not below par value of a Share), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)          To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v)          To replace such Award with other rights or property selected by the Administrator; and/or

(vi)          To provide that the Award cannot vest, be exercised or become payable after such event.

(c)          In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 12.2(a):

(i)          The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii)          The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan.

(d)          Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 12.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion.

(e)          In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting), the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f)          For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of the Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely shares of the successor (or acquiring) corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely shares of the successor (or acquiring) corporation or its parent equal in fair market value to the per-share consideration received by holders of the Shares in the Change in Control.

(g)          The Administrator, in its sole discretion, may include such further provisions and limitations in any Award Agreement or certificate as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h)          The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i)          In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Shares including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to thirty (30) days prior to the consummation of any such transaction.

12.3          Effective Date; Approval of Plan by Stockholders. The Plan became effective on the Effective Date. The Plan was approved by the Company’s general meeting on the Effective Date .

12.4          No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5          Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6          Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Group Company. Nothing in the Plan shall be construed to limit the right of the Company or any Group Company: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Group Company, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.7          Compliance with Laws. The Plan, the granting, acceptance, vesting and  exercise (if applicable) of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to European, state, federal and local securities laws and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, issuing stop-transfer notices to agents and registrars.  Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8          Titles and Headings, References to Sections of Applicable Law. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.  References to sections of any Applicable Law shall include any amendment or successor thereto.

12.9          Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the Netherlands without regard to conflicts of laws thereof or of any other jurisdiction.

12.10          Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Group Company.

12.11          Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.12          Relationship to other Benefits. No payment or entitlement pursuant to the Plan, any Program or Award Agreement shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Group Company, nor when determining any statutory or contractual compensation in relation to the termination of the Employee, Consultant or Director's employment or service relationship with the Company or a Group Company except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.13          Expenses. The expenses of administering the Plan shall be borne by the Group members.

* * * * *

APPENDIX A

TECHNIP ENERGIES N.V.
INCENTIVE AWARD PLAN
FOR THE GRANT OF FRENCH RESTRICTED STOCK UNITS
TO EMPLOYEES AND CORPORATE OFFICERS IN FRANCE

1.	Introduction.

This Appendix A to the Incentive Award Plan (hereafter defined as the “Plan”) hereby constitutes a sub-plan of the Plan for the purpose of granting Restricted Stock Units which may qualify for specific French personal income tax and social security treatment in France applicable to shares granted for no consideration under Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code (hereafter defined as “French Restricted Stock Units”), for qualifying employees and corporate officers (mandataires sociaux) in France who are residents in France for French tax purposes and/or subject to the French social security regime (hereafter the “French Award Participants”).

The terms of Appendix A of the Plan applicable to French Restricted Stock Units constitute the Incentive Award Plan for the Grant of French Restricted Stock Units to French Award Participants (the “French Restricted Stock Units Plan”).  Under the French Restricted Stock Units Plan, French Award Participants will be granted French Restricted Stock Units only as set forth in paragraph 4 of this Appendix A.

2.          Definitions.

All capitalized terms, unless otherwise defined herein, shall have the meaning ascribed to them in the Plan.

The terms set out below will have the following meanings:

(a)          French Entity.

The term “French Entity” has such meaning as is given to it under the definition of “Subsidiary” under Article L. 225-197-2 of the French Commercial Code. A French Entity also means (i) a French permanent establishment of the Company and (ii) a French permanent establishment of a non-French subsidiary of the Company and (iii) the French permanent establishment of a non-French company of which the Company is a subsidiary.

(b)          French Award Participant.

The term “French Award Participant” has such meaning as is given to it in the “Introduction” section of Appendix A.

(c)          French Restricted Stock Units.

The term “French Restricted Stock Units” has such meaning as is given to it in the “Introduction” section of Appendix A.

(d)          Grant Date.

The term “Grant Date” shall be the date on which the Administrator both (1) designates the French Award Participant(s), and (2) specifies the terms and conditions of the French Restricted Stock Units, including the number of Shares to be issued or delivered at a future date, the conditions for the vesting of the French Restricted Stock Units, including performance conditions if any, the conditions for the issuance or delivery of the Shares underlying the French Restricted Stock Units, if any, and the conditions for the transferability of the Shares once issued or delivered, if any. The total number of Shares to be issued or delivered to the French Award Participants cannot exceed ten percent (10%) of the Company's share capital on the Grant Date.

(e)          Vesting Date.

The term “Vesting Date” shall mean the date on which the Shares underlying the French Restricted Stock Units become non-forfeitable and definitively vest in the French Award Participants. Such Vesting Date shall not occur prior to the expiration of the minimum mandatory vesting period, calculated from the Grant Date, applicable to French Restricted Stock Units under Article L. 225-197-1 of the French Commercial Code.

The Administrator may provide in the applicable statement that Shares underlying the French Restricted Stock Units will be issued or delivered only at a date (the “Settlement Date”) occurring on or within a reasonable time after the Vesting Date.

For the avoidance of doubt, issuance or delivery of the Shares underlying the French Restricted Stock Units at the Settlement Date entails transfer of full ownership of the Shares to the French Award Participants.

(f)          Closed Period.

As of the date of adoption of this French Restricted Stock Units Plan, the term “Closed Period” is defined by reference to Article L. 225-197-1 of the French Commercial Code as:

(i)          Ten trading days preceding and three trading days following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or

(ii)          Any period during which the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the market price of the Shares, until ten quotation days after the day such information is disclosed to the public.

If the French Commercial Code is amended after adoption of this French Restricted Stock Units Plan to modify the definition and/or applicability of the Closed Periods to French Restricted Stock Units, such amendments shall become applicable to any French Restricted Stock Units granted under this French Restricted Stock Units Plan, to the extent required or permitted under French law.

(g)          Settlement Date.

The term “Settlement Date” shall mean the date on which the Shares underlying the French Restricted Stock Units will be issued or delivered to the French Award Participant and as from which the French Award Participant will receive any dividends, voting and other shareowner rights with respect to the Shares.

3.          Entitlement to Participate.

(a)          Subject to Section 3(c) below, any French Award Participant who, on the Grant Date of the French Restricted Stock Units and to the extent required under French law, is either employed under the terms and conditions of an employment contract with a French Entity (“contrat de travail”) or who is a corporate officer of a French Entity, as defined under Article L. 225-197-1 of the French Commercial Code, shall be eligible to receive, at the discretion of the Administrator, French Restricted Stock Units under this French Restricted Stock Units Plan, provided that he or she also satisfies the eligibility conditions of Section 4.1 of the Plan.

(b)          French Restricted Stock Units shall not be issued to a director of a French Entity, unless the director is an employee or a corporate officer as defined under Article L. 225-197-1 of the French Commercial Code of a French Entity.

(c)          French Restricted Stock Units shall not be issued under this French Restricted Stock Units Plan to (i) employees or corporate officers (1) owning more than ten percent (10%) of the Company’s share capital or (2) who would hold more than ten percent (10%) of the Company’s share capital as a result of the grant of the French Restricted Stock Units on the Settlement Date or (ii) to individuals other than employees and corporate officers of a French Entity.

4.          Conditions of the French Restricted Stock Units.

(a)          Consideration.

There shall be no consideration whatsoever payable for the grant of French Restricted Stock Units.

(b)          Settlement of French Restricted Stock Units.

The Settlement Date of French Restricted Stock Units shall be determined by the Administrator and shall not occur prior to the expiration of the minimum mandatory vesting period, calculated from the Grant Date, applicable to French Restricted Stock Units under Article L. 225-197-1 of the French Commercial Code.

However, notwithstanding the above, if a French Award Participant’s employment with the Company or a French Entity terminates by reason of (i) his or her death or (ii) his or her permanent invalidity corresponding to the 2nd or 3rd category among the categories set forth in Article L. 341-4 of the French Social Security Code, all French Restricted Stock Units held by the French Award Participant at the time of death or permanent invalidity (whether vested or unvested) shall become immediately vested.  In the event of a death, the Company shall issue the underlying Shares to the French Award Participant’s heirs, at their request made within six (6) months following the date of death of the French Award Participant.  If the French Award Participant’s heirs do not request the issuance of the Shares underlying the French Restricted Stock Units within six (6) months following the date of death of the French Award Participant, the French Restricted Stock Units shall be forfeited.

(c)          Dividends - Dividend Equivalents - Right to Vote.

The French Award Participant will not be entitled to receive Dividend Equivalents with respect to the French Restricted Stock Units granted.

A French Award Participant is not a shareholder and shall not be entitled to any shareholder’s rights, including but not limited to right to dividends or other distributions made or right to vote, in respect of the French Restricted Stock Units, until the underlying Shares have been issued or delivered to the French Award Participant.

As from the Settlement Date, the French Award Participant shall be entitled to dividends, distributions, right to vote or any other rights attached to the shares as they arise, subject to the Sales Restrictions mentioned below.

(d)          Sales Restrictions.

The sale of Shares issued pursuant to the French Restricted Stock Units may not occur prior to the relevant anniversary of the Settlement Date specified by the Administrator.

If the Settlement Date specified by the Administrator is equal to at least two years as from Grant Date, no restriction on Sale is required, unless a minimum holding period would become mandatory under Article L. 225-197-1 of the French Commercial Code or under any other applicable French provisions.

If the Settlement Date specified by the Administrator would occur within two years as from the Grant Date, the sale of Shares cannot occur prior to the expiration of a cumulative mandatory vesting and holding period equal to at least two-years as calculated from the Grant Date, even if the French Award Participant is no longer an employee or corporate officer of a French Entity, and unless a longer period would become mandatory under Article L. 225-197-1 of the French Commercial Code, or under any other applicable French provisions.

However, in the event of death of a French Award Participant or his/her permanent invalidity corresponding to the 2nd or 3rd category among the categories set forth in Article L. 341-4 of the French Social Security Code, the Shares underlying French Restricted Stock Units, when issued, shall become freely transferable.

Shares underlying French Restricted Stock Units may not be sold by French Award Participants during a Closed Period, so long as and to the extent such Closed Periods are applicable to French Restricted Stock Units under French law.

(e)          French Award Recipient’s Account.

The Shares issued or delivered to the French Award Participant pursuant to the French Restricted Stock Units shall be recorded in an account in the name of the French Award Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

5.          Non-transferability of French Restricted Stock Units.

Except in the case of death and under the conditions set forth under paragraph 4(b) of this Appendix A, French Restricted Stock Units may not be transferred or surrendered to any third party and Shares shall be issued only to the French Award Participant during his or her lifetime.

6.          Adjustments and Change in Control.

In the event of a corporate transaction or a Change in Control as set forth in Section 12.2 of the Plan, adjustments to the terms and conditions of the French Restricted Stock Units or underlying Shares may be made only in accordance with the Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Administrator, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the French Restricted Stock Units might no longer qualify as French Restricted Stock Units.  Assumption or substitution of the French Restricted Stock Units in case of a corporate transaction as well as an acceleration of vesting or holding period or any other mechanism implemented upon a corporate transaction, or in any other event, may result in the French Restricted Stock Units being no longer eligible for the special French tax and social security regime.

7.          Disqualification of French Restricted Stock Units.

If French Restricted Stock Units are modified, adjusted or administered in a manner in keeping with the terms of the Plan, or as mandated by agreement or as a matter of law, and the modification, adjustment or administration contravenes the terms and conditions of this French Restricted Stock Units Plan, the French Restricted Stock Units may no longer qualify as French Restricted Stock Units. If French Restricted Stock Units no longer qualify as French Restricted Stock Units, the Administrator may, provided it is authorized to do so under the Plan, determine to lift, shorten or terminate certain restrictions applicable to the vesting of the French Restricted Stock Units or the sale of the Shares which may have been imposed under this French Restricted Stock Units Plan or in the French Restricted Stock Units agreement delivered to the French Participant.

In the event the Administrator, at its discretion and in accordance with the Plan, authorizes immediate vesting of the French Restricted Stock Units or waives restrictions that were imposed regarding sale or transfer of the underlying Shares subject to French Restricted Stock Units, the French Restricted Stock Units may no longer benefit from the French special tax and social security treatment. In the event that any French Restricted Stock Units no longer qualify as French Restricted Stock Units, the holder of such French Restricted Stock Units shall be ultimately liable and responsible for all taxes and/or social security contributions that he or she is legally required to pay in connection with such French Restricted Stock Units.

8.          Interpretation.

It is intended that French Restricted Stock Units granted under this French Restricted Stock Units Plan shall qualify for the specific tax and social security treatment applicable to French Restricted Stock Units granted under Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code and in accordance with the relevant provisions set forth by French tax and social security laws, but no undertaking is made to maintain such status. The terms of this French Restricted Stock Units Plan shall be construed accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfillment of certain legal, tax and reporting obligations, if applicable. However, certain corporate transactions may impact the qualification of the French Restricted Stock Units and the underlying Shares for the specific regime in France.

In the event of any conflict between the provisions of this French Restricted Stock Units Plan and the Plan, the provisions of this French Restricted Stock Units Plan shall control for any grants of French Restricted Stock Units made thereunder to French Award Participants.

9.          No Right To Employment.

The adoption of this French Restricted Stock Units Plan shall not confer upon the French Award Participants, any employment rights and shall, in particular, not be construed as part of any employment contracts that a French Entity has with its employees.

10.          Effective Date.

The French Restricted Stock Units Plan, in its entirety, as set forth in this Appendix A to the Plan, was adopted by the Company on February 15, 2021 to be effective on the Effective Date of the Plan.

APPENDIX B

TECHNIP ENERGIES N.V.
INCENTIVE AWARD PLAN
FOR THE GRANT OF FRENCH STOCK OPTIONS
TO EMPLOYEES AND CORPORATE OFFICERS IN FRANCE

1.	Introduction.

This Appendix B to the Incentive Award Plan (hereafter defined as the “Plan”) hereby constitutes a sub-plan of the Plan for the purpose of granting Stock Options which may qualify for specific French personal income tax and social security treatment in France applicable to stock options granted under Articles L. 225-177 to L. 225-186-1 of the French Commercial Code (hereafter defined as “French Stock Options”), for qualifying employees and corporate officers (mandataires sociaux) in France who are residents in France for French tax purposes and/or subject to the French social security regime (hereafter the “French Award Participants”).

The terms of Appendix B of the Plan applicable to French Stock Options constitute the Incentive Award Plan for the Grant of French Stock Options to French Award Participants (the “French Stock Options Plan”).  Under the French Stock Options Plan, French Award Participants will be granted French Stock Options only as set forth in paragraph 4 of this Appendix B.

2.          Definitions.

All capitalized terms, unless otherwise defined herein, shall have the meaning ascribed to them in the Plan.

The terms set out below will have the following meanings:

(a)          French Entity.

The term “French Entity” has such meaning as is given to it under the definition of “Subsidiary” under Article L 225-180 of the French Commercial Code. A French Entity also means (i) a French permanent establishment of the Company and (ii) a French permanent establishment of a non-French subsidiary of the Company and (iii) the French permanent establishment of a non-French company of which the Company is a subsidiary.

(b)          French Award Participant.

The term “French Award Participant” has such meaning as is given to it in the “Introduction” section of Appendix B.

(c)          French Stock Options.

The term “French Stock Options” has such meaning as is given to it in the “Introduction” section of Appendix B.

(d)          Grant Date.

The term “Grant Date” shall be the date on which the Administrator both (1) designates the French Award Participant(s), and (2) specifies the terms and conditions of the French Stock Options, including the number of Stock Options granted to  such French Award Participant and the Stock Option Exercise Price.

(e)          Closed Period.

As of the date of adoption of this French Stock Options Plan, the term “Closed Period” is defined by reference to Article L. 225-177 of the French Commercial Code as:

(i)          Ten quotation days preceding and following the date on which the consolidated financial statements or the annual statements of the Company are published; or

(ii)          Any period during which the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the market price of the Shares, until ten quotation days after the day such information is disclosed to the public.

In addition, the Administrator shall not grant any Stock Options to a French Award Participants less than twenty quotation days after a coupon giving a right to a dividend or to a capital increase has been detached from the Shares.

If the French Commercial Code is amended after adoption of this French Stock Options Plan to modify the definition and/or applicability of the Closed Periods to French Stock Options, such amendments shall become applicable to any French Stock Options granted under this French Stock Options Plan, to the extent required or permitted under French law.

3.          Entitlement to Participate.

(a)          Subject to Section 3(c) below, any French Award Participant who, on the Grant Date of the French Stock Options and to the extent required under French law, is either employed under the terms and conditions of an employment contract with a French Entity (“contrat de travail”) or who is a corporate officer of a French Entity, as defined under Article L. 225-185 of the French Commercial Code, shall be eligible to receive, at the discretion of the Administrator, French Stock Options under this French Stock Options Plan, provided that he or she also satisfies the eligibility conditions of Section 4.1 of the Plan.

(b)          French Stock Options shall not be issued to a director of a French Entity, unless the director is an employee or a corporate officer as defined under Article L. 225-185 of the French Commercial Code of a French Entity.

(c)          French Stock Options shall not be issued under this French Stock Options Plan (i) to employees or corporate officers owning more than ten percent (10%) of the Company’s share capital on the Grant Date or (ii) to individuals other than employees and corporate officers of a French Entity.

4.          Conditions of the French Stock Options.

(a)          Fair Market Value of French Stock Options.

The Fair Market Value of a Share shall be determined according to the provisions of the Plan, subject to the following limitations :

(i)          (a) If the Shares are listed on any established securities exchange or a national market system, or (b) if the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value will in no case be less than eighty per cent (80%) of the average of the closing sales price for a Share as quoted on said securities exchange market during the twenty quotation days prior to the day of the Board’s decision to grant the Stock Options. In the case of Stock Options to acquire existing shares, the Fair Market Value will also not be lower than eighty per cent (80%) of the average price of the Shares purchased by the Company for future grants. If the Shares are listed on more than one securities exchange or market, then the Fair Market Value will be determined based on the highest average closing sales price determined on each of such securities exchange or market; or

(ii)          In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Administrator in connection with the price held at the time of the last operation affecting the share capital of the Company, unless otherwise decided by the Board by a well-founded decision, and in consideration of the applicable laws and regulations applicable on this date.

(b)          Stock Option Exercise Price.

The Stock Option Exercise Price shall be determined on the Grant Date of the French Stock Options to the French Award Participant. Any adjustment made to the Stock Option Exercise Price and/or the number of French Stock Options awarded under this French Stock Options Plan, shall not provide more advantages to the French Award Participant than those which would result from any adjustments that would be made in accordance with the provisions of Articles L. 225-181 of the French Commercial Code.

(c)          Dividends - Dividend Equivalents - Right to Vote.

The French Award Participant will not be entitled to receive Dividend Equivalents with respect to the French Stock Options granted.

A French Award Participant is not a shareholder and shall not be entitled to any shareholder’s rights, including but not limited to right to dividends or other distributions made or right to vote, in respect of the French Stock Options, until the underlying Shares have been issued or delivered to the French Award Participant as a result of the exercise of the Stock Options.

As from the Exercise Date, the French Award Participant shall be entitled to dividends, distributions, right to vote or any other rights attached to the shares as they arise.

(d)          French Award Recipient’s Account.

The Shares issued or delivered to the French Award Participant pursuant to the exercise of the French Stock Options shall be recorded in an account in the name of the French Award Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

5.          Non-transferability of French Stock Options.

Except in the case of death of the French Award Participant, French Stock Options may not be transferred or surrendered to any third party and the underlying Shares shall be delivered only to the French Award Participant during his or her lifetime.

6.          Adjustments and Change in Control.

In the event of a corporate transaction or a Change in Control as set forth in Section 12.2 of the Plan, adjustments to the terms and conditions of the French Stock Options or underlying Shares may be made only in accordance with the Plan and pursuant to applicable French legal and tax rules. Nevertheless, the Administrator, at its discretion, may determine to make adjustments in the case of a transaction for which adjustments are not authorized under French law, in which case the French Stock Options might no longer qualify as French Stock Options.

Assumption or substitution of the French Stock Options in case of a corporate transaction as well as an acceleration of the exercise date or any other mechanism implemented upon a corporate transaction, or in any other event, may result in the French Stock Options being no longer eligible for the special French tax and social security regime.

7.          Interpretation.

It is intended that French Stock Options granted under this French Stock Options Plan shall qualify for the specific tax and social security treatment applicable to French Stock Options granted under Articles L. 225-177 to L. 225-186-1 of the French Commercial Code and in accordance with the relevant provisions set forth by French tax and social security laws, but no undertaking is made to maintain such status. The terms of this French Stock Options Plan shall be construed accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfillment of certain legal, tax and reporting obligations, if applicable. However, certain corporate transactions may impact the qualification of the French Stock Options and the underlying Shares for the specific regime in France.

In the event of any conflict between the provisions of this French Stock Options Plan and the Plan, the provisions of this French Stock Options Plan shall control for any grants of French Stock Options made thereunder to French Award Participants.

8.          No Right To Employment.

The adoption of this French Stock Options Plan and the grant of the French Stock Options shall not confer upon the French Award Participants, any employment rights and shall, in particular, not be construed as part of any employment contracts that a French Entity has with its employees.

9.          Effective Date.

The French Stock Options Plan, in its entirety, as set forth in this Appendix B to the Plan, was adopted by the Company on February 15, 2021 to be effective on the Effective Date of the Plan.

TECHNIP ENERGIES N.V.
INCENTIVE AWARD PLAN

U.S. ADDENDUM

ARTICLE 1. PURPOSE

1.1          This Addendum shall form an integral part of the Technip Energies N.V. Incentive Award Plan.  It shall apply only to Holders who are U.S. taxpayers.  The Plan and this Addendum are complementary to each other and shall be read and deemed as one.  Any requirements provided in this Addendum shall be in addition to the requirements provided in the Plan and in any applicable Award Agreement; provided, however, that in the event of any conflict between the provisions of the Plan or any Award Agreement, on the one hand, and this Addendum on the other, this Addendum shall govern and prevail.

ARTICLE 2. DEFINITIONS

Unless otherwise defined herein, the terms defined in the other provisions of the Plan shall have the same meaning in this Addendum.  For the purposes of this Addendum, the following additional definitions shall apply:

2.1          “Addendum” shall mean this U.S. Addendum, as amended from time to time.

2.2          “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.3          “Change in Control” shall have the meaning set forth in the Plan; provided, however, that, with respect to any Award held by a U.S. Holder that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the applicable U.S. Holder of such Award incurring interest or additional tax under Section 409A.

2.4          “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.5          “Group Company” shall mean each of the Company’s subsidiary corporations, as defined in Section 424(f) of the Code, when used in reference to a U.S. Holder in the Plan and in this Addendum.

2.6          “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.7          “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.8          “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5 of the Plan.  An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Executive Directors and Consultants shall only be Non-Qualified Stock Options to the extent such Non-Executive Directors or Consultants are U.S. Holders.

2.9          “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.10          “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.11          “Termination of Service” shall have the meaning set forth in the Plan; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section.  For purposes of the Plan, a U.S. Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Group Company employing or contracting with such U.S. Holder ceases to remain a Group Company following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

2.12          “U.S. Holder” shall mean, in respect of any Award, a Holder thereof who is subject to tax under the Code in respect of such Award.

ARTICLE 3.  SHARES SUBJECT TO THE PLAN

3.1          Subject to Section 3.2 below and Section 12.2 of the Plan, the aggregate number of Shares which may be issued or transferred pursuant to Incentive Stock Options under the Plan is equal to 5% of the ordinary shares capital of the Company on the Effective Date, as such may be adjusted as provided in Section 12.2 of the Plan.

3.2          If any Shares subject to an Incentive Stock Option are forfeited or expire, or are converted to shares of another Person in connection with a Change in Control, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, the Shares subject to such Incentive Stock Option shall, to the extent of such forfeiture, expiration or conversion, again be available for future grants of Incentive Stock Options under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1 and shall not be available for future grants of Incentive Stock Options: (i) Shares tendered by a U.S. Holder or withheld by the Company in payment of the exercise price of an Incentive Stock Option; (ii) Shares tendered by a U.S. Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Incentive Stock Option; and (iii) Shares purchased on the open market with the cash proceeds from the exercise of Incentive Stock Options held by U.S. Holders. Notwithstanding the provisions of this Section 2.2, no Shares may again be optioned, granted or awarded if such action would cause an incentive stock option to fail to qualify as an Incentive Stock Option under Section 422 of the Code.

3.3          Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code. Additionally, in the event that a company acquired by the Company or any Group Company or with which the Company or any Group Company combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of shares of the entities party to such acquisition or combination) may be used for Incentive Stock Options under the Plan and shall not reduce the Shares authorized for grant of Incentive Stock Options under the Plan; provided, however, that Incentive Stock Options using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Group immediately prior to such acquisition or combination.

ARTICLE 4.  OPTIONS AND STOCK APPRECIATIONS RIGHTS

4.1          Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code and shall not be less than par value of a Share.

4.2          Award Agreements.  Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3          Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a U.S. Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan and this Addendum with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a U.S. Holder, or any other Person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

4.4          Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder.  Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 4.4 and without limiting the Company’s rights under Section 10.7 of the Plan, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Sections 10.7 and 12.1 of the Plan, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

4.5          Notification Regarding Disposition. The U.S. Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the grant date (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such U.S. Holder, or (b) one year after the date of transfer of such Shares to such U.S. Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

4.6          Transfers.  Incentive Stock Options may not be transferred, unless such Incentive Stock Option is intended to become a Non-Qualified Stock Option.  In addition, and further notwithstanding Section 10.3(a) of the Plan, the Administrator, in its sole discretion, may determine to permit a U.S. Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the U.S. Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

4.7          Amendment.  The Administrator may amend or modify any outstanding Award to convert an Incentive Stock Option to a Non-Qualified Stock Option. The U.S. Holder’s consent to such action shall be required if such action would materially and adversely affect any rights or obligations under the Award, unless the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 of the Plan).

ARTICLE 5.  SETTLEMENT OF RESTRICTED STOCK UNITS

5.1          Except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests.

ARTICLE 6.  SETTLEMENT OF OTHER STOCK OR CASH BASED AWARDS

6.1          Except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall Other Stock or Cash Based Awards be settled following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Award is earned and no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A); or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Award is earned and no longer subject to a substantial risk of forfeiture.

ARTICLE 7.  MISCELLANEOUS

7.1          Amendment, Suspension or Termination of the Plan.

(a)          Notwithstanding Section 12.1 of the Plan, the Board may not, except as provided in Section 12.2 of the Plan, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 10.6 of the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6 of the Plan.

(b)          No Awards may be granted or awarded to a U.S. Holder during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan to a U.S. Holder after the tenth (10th) anniversary of the earlier of (a) the date on which the Plan was adopted by the Board or (b) the date the Plan was approved by the Company’s stockholders (such anniversary, the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

(c)          No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the date on which the Plan was adopted by the Board (such anniversary, the “Expiration Date”). Any Incentive Stock Options that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan, the applicable Program and the applicable Award Agreement.

7.2          Changes in Shares or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events. Unless otherwise determined by the Administrator, no adjustment or action described in Section 12.2 of the Plan or in any other provision of the Plan shall be authorized to the extent it would (a) cause the Plan to violate Section 422(b)(1) of the Code or (b) cause an Award to fail to be exempt from or comply with Section 409A.

7.3          Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a U.S. Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise.  The Company shall have no obligation under this Section 7.3 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.